MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES OF AMENDMENT

Mutual of America Investment Corporation, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every 10 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Funds of the Corporation set forth below that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock of such Fund, $0.10 par value per share (the “Fund Shares”).

Funds

Equity Index Fund

All America Fund

Small Cap Value Fund

Small Cap Growth Fund

Small Cap Equity Index Fund

Mid Cap Value Fund

Mid-Cap Equity Index Fund

Composite Fund

International Fund

Money Market Fund

Mid-Term Bond Fund

Bond Fund

Conservative Allocation Fund

Moderate Allocation Fund

Aggressive Allocation Fund

Retirement Income Fund

2015 Retirement Fund

2020 Retirement Fund

2025 Retirement Fund

2030 Retirement Fund

2035 Retirement Fund

2040 Retirement Fund

2045 Retirement Fund

2050 Retirement Fund

2055 Retirement Fund

2060 Retirement Fund

2065 Retirement Fund

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD: The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the Fund Shares issued and outstanding immediately after the Reverse Stock Split Effective Time to $0.01 per share.

FOURTH: The amendment to the charter of the Corporation as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH: These Articles of Amendment shall become effective at 3:00 p.m. on September 25, 2020 (the “Reverse Stock Split Effective Time”).

SIXTH: The amendments to the charter of the Corporation as set forth above do not increase the authorized stock of the Corporation.

SEVENTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Corporate Secretary on this 18th day of September, 2020.

ATTEST:	MUTUAL OF AMERICA INVESTMENT CORPORATION

Name: Scott H. Rothstein	Name: James J. Roth
Corporate Secretary	Chairman, President and
Chief Executive Officer